SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 2, 2008

STATION CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 495-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure

On December 2, 2008, counsel to Station Casinos, Inc. (the “Company”) received a letter (the “Letter”) from a law firm stating that it and another law firm represent an ad hoc committee of approximately 20 holders of its outstanding 6% Senior Notes due 2012 (the “Old 2012 Senior Notes”), 7¾% Senior Notes due 2016 (the “Old 2016 Senior Notes” and together with the Old 2012 Senior Notes, the “Old Senior Notes”), 6 1/2% Senior Subordinated Notes due 2014 (the “Old 2014 Subordinated Notes”), 6 7/8% Senior Subordinated Notes due 2016 (the “Old 2016 Subordinated Notes”) and 6 5/8% Senior Subordinated Notes due 2018 (the “Old 2018 Subordinated Notes” together with the Old 2014 Subordinated Notes and the Old 2016 Subordinated Notes, the “Old Subordinated Notes” and collectively with the Old Senior Notes, the “Old Notes”) that hold over $1.5 billion in principal amount of Old Notes representing over 66% of all outstanding Old Notes and over 50% of each series of Old Notes (the “Ad Hoc Committee”).  The Letter asserts that the members of the Ad Hoc Committee have determined that the Company’s offer to exchange 10% Senior Secured Term Loans due 2016 and 10% Junior Secured Term Loans due 2016 for Old Notes pursuant to the terms set forth in the confidential offering memorandum dated November 25, 2008 (the “Exchange Offer”) is deficient and that such members do not intend to tender their Old Notes in the Exchange Offer.  The Letter also indicates that the members of the Ad Hoc Committee desire to engage in a productive dialogue with the Company to determine whether their concerns can be addressed in an adequate fashion.  The Company intends to engage in discussions with the Ad Hoc Committee.  Pending such discussions, the Company intends to proceed with the Exchange Offer on the terms previously disclosed.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: December 3, 2008	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief
Accounting Officer and Treasurer